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              [LETTERHEAD OF ALI SHARIF ZU'BI & SHARIF ALI ZU'BI]



                                                                   Exhibit 23.15


Our Ref. 100/96                                                December 13, 1996

Aramex International Limited
2 Badyr Shaker Alysayyab Street
Um Uthayna, Amman, Jordan

    Re:  Aramex International Limited Registration
       Statement on Form F-1

Ladies and Gentlemen,

    At your request, we are rendering this opinion in connection with a proposed sale by Aramex International Limited, a Bermuda Corporation (the "Company"), of up to 1,000,000 shares of common shares, $0.01 par value (the "Common Shares"), and the sale by certain Company stockholders of up to 150,000 shares of Common Stock.

    We hereby confirm that the paragraph contained under the heading "Certain Other Considerations" on page 51 of the Registration Statement is an accurate summary of the matters referred to therein.

    We hereby consent to the reference to our name in the Registration
Statement.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                          Very Truly yours,
                                          /s/ Khaled Asfour
                                          Ali Sharif Zu'bi & Sharif Ali Zu'bi
                                          Law Office